NEWS RELEASE

CONTACT:
CONMED Corporation
Robert Shallish
Chief Financial Officer
315-624-3206

Financial Dynamics
Investors: Julie Huang/Theresa Kelleher
212-850-5600

FOR RELEASE: 7:00 AM (Eastern) April 27, 2006

CONMED Corporation Announces First Quarter 2006 Results
- Sales Grow to $158.5 million -
- Non-GAAP Diluted Earnings Per Share Equals $0.21 -

Utica, New York, April 27, 2006 ----- CONMED Corporation (Nasdaq: CNMD) today announced financial results for the first quarter ended March 31, 2006. Sales for the 2006 first quarter were $158.5 million compared to $155.9 million in the first quarter of 2005. Net income equaled $4.3 million, or $0.15 per diluted share for the quarter, compared to $10.8 million, or $0.36 per diluted share in the first quarter of 2005, based on a diluted weighted average share count of 28.4 million for the quarter ended March 31, 2006.

Excluding transition charges related to an acquisition and other unusual charges (see attached reconciliation for additional information), non-GAAP net income for the first quarter was $5.9 million, or $0.21 per non-GAAP diluted share, compared to first quarter 2005 non-GAAP net income of $13.5 million, or $0.46 per non-GAAP diluted share. In the first quarter of 2006, the Company adopted Financial Accounting Standards Board (FASB) Statement No. 123R, Share-Based Payment, which requires companies to recognize the cost of stock options as compensation expense. As a result of adopting Statement FAS 123R, the diluted earnings per share and non-GAAP diluted earnings per share were reduced by $0.03 per share in the March 2006 quarter.

Mr. Joseph J. Corasanti, President and Chief Operating Officer, noted, “Our first quarter 2006 financial results came in at the high end of our expectations. We are beginning to see a turn-around in the sales softness we encountered in the last half of 2005. Across all our product lines, our single-use products grew 2.5% (3.4% in constant currency) over the first quarter of 2005, and the sequential growth over the fourth quarter of 2005 was even higher at 4.2%. Capital equipment sales experienced a slight decline of 1.2% compared to the first quarter of 2005. We believe, however, our new powered instrument handpieces that were introduced at the American Academy of Orthopaedic Surgeons conference last month will drive the capital products portion of our business back to positive growth.”

Sales outside the United States were $61.1 million in the first quarter of 2006 growing 4.2% overall and 6.4% on a constant currency basis compared to the first quarter of 2005. International sales grew to 38.5% of the Company’s total sales in the March 2006 quarter continuing the trend for higher growth in international markets.

The Company’s cash flow continued to be strong with cash from operations totaling $14.0 million for the three months ended March 31, 2006. This enabled the Company to reduce its senior credit lines and receivable securitization facilities by $9.5 million. Additionally, the Company repurchased $3.4 million of its common stock.

CONMED News Release Continued	Page 2 of 7	April 27, 2006

During the second half of 2005, the Company experienced soft sales in a number of product lines and has since seen improvements in certain areas. In the first quarter of 2006, the Arthroscopy product line experienced growth of 1.3% compared to the 4.4% sales decline recorded in the fourth quarter of 2005. Powered Surgical Instruments declined 3.7% quarter over quarter due to lower capital equipment handpiece sales, offset by a 7.0% increase in single-use blade and burr sales. Electrosurgery continues to increase its market share and improve sales of the System 5000® generators and single-use disposables resulting in growth of 12.0%, compared to the same period 2005. Endoscopic Technologies’ sales growth in the first quarter of 2006 was 2.8% over the first quarter of 2005, due to increased sales of biliary and stricture management devices. Endosurgery’s decline of 3.3% was due to reduced orders from distributors outside the United States following a strong order flow in the fourth quarter of 2005, offset by a 3.7% increase in U.S. sales. Patient Care grew 3.7% primarily due to improved sales of ECG electrodes.

Following is a summary of the Company’s sales by product line for the three months ended March 31, 2006 (in millions):

	Three Months Ended March 31,
				Constant
				Currency
	2005	2006	Growth	Growth
	(in millions)

Arthroscopy	$54.0	$54.7	1.3%	2.8%

Powered Surgical Instruments	35.5	34.2	-3.7%	-2.3%

Electrosurgery	20.9	23.4	12.0%	12.0%

Endoscopic Technologies	14.3	14.7	2.8%	2.8%

Endosurgery	12.3	11.9	-3.3%	-3.3%

Patient Care	18.9	19.6	3.7%	3.7%

	$155.9	$158.5	1.7%	2.5%

Compared to the first quarter of 2005, the Company’s profitability has been impacted by several previously discussed factors including the adverse effects of foreign currency translation, higher costs of production caused by higher petroleum based plastic raw materials and transportation, quality initiatives, litigation expense, greater research and development expenditures, and higher interest costs. Management expects these higher costs to be mitigated as progress is made throughout 2006 on various profit improvement initiatives.

Outlook

Mr. Corasanti concluded, “Based on our sales results for the first quarter of 2006, we are starting to see an improvement in our revenue growth rate compared to the last six months of 2005. We believe that the steps we have taken over the last three months to improve our margins will have a positive impact on our profitability. Our long-term goal is to achieve steady growth in our top and bottom lines. We continue to believe that our operating margin in 2007 will improve to approximately 14% of sales as growing revenues leverage the Company’s fixed-cost structure and as we realize measures to improve margins and reduce costs.”

CONMED News Release Continued	Page 3 of 7	April 27, 2006

CONMED is reiterating previously disclosed guidance. The Company continues to expect top-line organic growth of approximately 5% in 2006, an improvement from the 2% organic growth in 2005. The Company also continues to expect higher levels of costs in 2006 compared to 2005 such that non-GAAP diluted earnings per share in 2006 will approximate $0.85 - $0.90, including the effects of FAS 123R, as previously disclosed. This estimate does not reflect charges for previously disclosed higher costs of products for the Endoscopic Technology line while the Company completes the transition to self-manufacturing of this line, and the previously disclosed surgical light replacement costs. For the second quarter 2006, CONMED anticipates revenues in the range of $153 - $158 million and diluted earnings per share on a non-GAAP basis (including FAS 123R expense) of $0.18 - $0.22 per share.

Conference Call

The Company will webcast its first quarter 2006 conference call live over the Internet on Thursday, April 27, 2006 at 10:00 a.m. Eastern Time. This broadcast can be accessed from CONMED's web site at www.conmed.com. Replays of the call will be made available through May 4, 2006.

CONMED Profile

CONMED is a medical technology company with an emphasis on surgical devices and equipment for minimally invasive procedures and monitoring. The Company’s products serve the clinical areas of arthroscopy, powered surgical instruments, electrosurgery, cardiac monitoring disposables, endosurgery and endoscopic technologies. They are used by surgeons and physicians in a variety of specialties including orthopedics, general surgery, gynecology, neurosurgery, and gastroenterology. Headquartered in Utica, New York, the Company’s 3,100 employees distribute its products worldwide from several manufacturing locations.

Forward Looking Information

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results, performance or trends, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above, to prove to be correct; (ii) the risks relating to forward-looking statements discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005; (iii) cyclical purchasing patterns from customers, end-users and dealers; (iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the possibility that any new acquisition or other transaction may require the Company to reconsider its financial assumptions and goals/targets; and/or (vii) the Company’s ability to devise and execute strategies to respond to market conditions.

CONMED News Release Continued	Page 4 of 7	April 27, 2006

CONMED CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended March 31, 2005 and 2006
(In thousands except per share amounts)
(unaudited)

	2005	2006

Net sales	$155,859	$158,466

Cost of sales	73,046	78,737
Cost of sales, nonrecurring - Note A	2,338	1,829

Gross profit	80,475	77,900

Selling and administrative- Note B	52,532	58,374
Research and development	5,849	7,825
Other expense - Note C	1,900	570

	60,281	66,769

Income from operations	20,194	11,131

Interest expense	3,759	4,866

Income before income taxes	16,435	6,265

Provision for income taxes	5,670	1,925

Net income	$10,765	$4,340

Per share data:
Net income
Basic	$.37	$.15
Diluted	.36	.15

Weighted average common shares
Basic	29,127	28,082
Diluted	29,721	28,358

Note A - Included in cost of sales in the three months ended March 31, 2005 and 2006 are approximately $2.3 million and $1.8 million, respectively, in acquisition-related costs.

Note B - Included in selling and administrative expense in the three months ended March 31, 2006 is $0.8 million for stock option expense pursuant to FAS123R.

Note C - Included in other expense in the three months ended March 31, 2005 are $1.4 million in acquisition-related costs and $0.5 million of expense related to the termination of a product offering. Included in other expense in the three months ended March 31, 2006 are $0.5 million in acquisition-related costs and $0.1 million of expense related to the termination of a product offering.

CONMED News Release Continued	Page 5 of 7	April 27, 2006

CONMED CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)
ASSETS

	December 31,	March 31,
	2005	2006
Current assets:
Cash and cash equivalents	$3,454	$4,653
Accounts receivable, net	83,327	81,160
Inventories	152,428	157,735
Deferred income taxes	12,887	12,342
Other current assets	3,419	3,784
Total current assets	255,515	259,674

Property, plant and equipment, net.	104,224	106,364
Goodwill and other intangible assets, net	527,053	525,882
Other assets	16,991	15,145
Total assets	$903,783	$907,065

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$4,208	$2,963
Other current liabilities	57,924	61,531
Total current liabilities	62,132	64,494

Long-term debt	302,643	297,423
Deferred income taxes	62,554	64,068
Other long-term liabilities	23,448	25,381
Total liabilities	450,777	451,366

Shareholders' equity:
Capital accounts	202,810	200,990
Retained earnings	259,932	264,272
Accumulated other comprehensive loss	(9,736)	(9,563)
Total equity	453,006	455,699

Total liabilities and shareholders' equity	$903,783	$907,065

CONMED News Release Continued	Page 6 of 7	April 27, 2006

CONMED CORPORATION
CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
(in thousands)
(unaudited)

	Three months ended
	March 31,
	2005	2006
Cash flows from operating activities:
Net income	$10,765	$4,340
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	7,461	7,328
Stock option expense	-	814
Deferred income taxes	3,683	2,121
Sale of accounts receivable	(5,000)	(3,000)
Other, net	(2,678)	2,408
Net cash provided by operating activities	14,231	14,011

Cash flow from investing activities:
Purchases of property, plant, and equipment, net	(3,985)	(4,908)
Proceeds from sale of equity investment	-	1,205
Net cash used in investing activities	(3,985)	(3,703)

Cash flow from financing activities:
Payments on debt	(13,152)	(6,465)
Net proceeds from common stock issued under employee plans	6,053	772
Repurchase of common stock	-	(3,406)
Other, net	(847)	(170)
Net cash used in financing activities	(7,946)	(9,269)

Effect of exchange rate change
on cash and cash equivalents	(648)	160

Net increase in cash and cash equivalents	1,652	1,199

Cash and cash equivalents at beginning of period	4,189	3,454

Cash and cash equivalents at end of period	$5,841	$4,653

CONMED News Release Continued	Page 7 of 7	April 27, 2006

CONMED CORPORATION
RECONCILIATION OF REPORTED NET INCOME TO NET INCOME
BEFORE UNUSUAL ITEMS
Three Months Ended March 31, 2005 and 2006
(In thousands except per share amounts)
(unaudited)

	2005	2006

Reported net income	$10,765	$4,340

Acquisition-transition related costs included
in cost of sales	2,338	1,829

Termination of product offering	520	56

Other acquisition related costs	1,380	514

Total other expense	1,900	570

Unusual expense before income taxes	4,238	2,399

Provision (benefit) for income taxes on unusual expenses	(1,462)	(864)

Net income before unusual items	$13,541	$5,875

Per share data:

Reported net income
Basic	$0.37	$0.15
Diluted	0.36	0.15

Net income before unusual items
Basic	$0.46	$0.21
Diluted	0.46	0.21

Management has provided the above reconciliation of net income before unusual items as an additional measure that investors can use to compare operating performance between reporting periods. Management believes this reconciliation provides a useful presentation of operating performance.